                   Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement           [ ] Definitive Proxy Statement
[ ] Definitive Additional Materials       [ ] Soliciting Material Pursuant to
                                              Rule 14a-11(c) or Rule 14a-12

                         MIKRON INSTRUMENT COMPANY, INC.
                (Name of Registrant as Specified in its Charter)

                         MIKRON INSTRUMENT COMPANY, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check in the appropriate box):
[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1 1(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration No.:
         (3)      Filing Party:
         (4)      Date Filed:

Mikron Instrument Company, Inc.
16 Thornton Road
Oakland, New Jersey 07436
(201) 405-0900

[Logo]

                                                                   May [ ], 2002

Dear Shareholder:

         Mikron's 2001 Annual Stockholders' Meeting will be held on June [ ], 2002 at our offices located at 16 Thornton Road, Oakland, New Jersey, and we look forward to your attendance either in person or by proxy.

         The notice of annual meeting, proxy statement and proxy card from the Board of Directors are enclosed.

         The agenda for this year's annual meeting includes the annual election of directors, a proposal to change the company's name to Mikron Infrared, Inc. and a proposal to ratify the appointment of our independent auditor. The Board of Directors recommends that you vote FOR election of the slate of director nominees, FOR adoption of the proposal to change the name of the company to Mikron Infrared, Inc. and FOR ratification of appointment of the independent auditor. Please refer to the proxy statement for detailed information on each of the proposals. If you have any further questions concerning the annual meeting or any of the proposals, please contact Mikron Investor Relations at (201) 405-0900. For questions regarding your stock ownership, you may contact our transfer agent, American Stock Transfer and Trust Company by phone at (800) 937-5449 (within the U.S. and Canada) or (718) 921-8200 (outside the U.S. and Canada).

                                Sincerely yours,

                                Gerald D. Posner, Chief Executive Officer

                                     [LOGO]

                                ---------------

                     Notice of Annual Shareholders' Meeting
                                 June [ ], 2002
                             11:00 A.M. Eastern Time

                                ---------------

Dear Shareholder,

         You are cordially invited to attend Mikron's 2002 annual meeting of shareholders which will be held on June [ ], 2002 at Mikron's offices located at 16 Thornton Road, Oakland, New Jersey 07436 at 11:00 AM local time. At the meeting, you will be asked to consider and vote on the following proposals:

         1. To elect six directors, each to hold office for a term of one year or until their respective successors shall have been duly elected or appointed;

         2. To authorize an amendment to our certificate of incorporation to change our corporate name to Mikron Infrared, Inc;

         3. To ratify the appointment of BDO Seidman, LLP as our independent auditors for the fiscal year ending October 31, 2002; and

         4. To transact such other business as may properly come before the meeting.

         These items are more fully described in the following pages, which are made part of this notice. Only shareholders of record on the books of the company at the close of business on May [ ], 2002 will be entitled to vote at the annual meeting.

         To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting. You may submit your vote by mail, using the proxy card and pre-addressed and stamped return envelope enclosed with this notice, or you may vote your shares in person at the meeting.

         Enclosed are copies of the Annual Report to our Shareholders consisting of a letter from our Chief Executive Officer, our Form 10-KSB for the year ended October 31, 2001 and our Form 10-QSB for the quarter ended January 31, 2002.

                                         The Board of Directors,

                                         By: Steven D. Dreyer, Secretary

Oakland, New Jersey
May [  ], 2002

                                TABLE OF CONTENTS

VOTING........................................................................2
PROXY STATEMENT...............................................................3
   Record Date; Share Ownership and Voting Requirements for Election
      of Directors and Adoption of Proposals..................................3
   Submitting and Revoking Your Proxy.........................................4
Proposal 1: Election Of Directors.............................................4
Board Committees And Meetings.................................................6
Directors'Compensation........................................................7
Security Ownership Of Certain Beneficial Owners
   And Management.............................................................7
Stock Price Performance Graph.................................................9
Report Of The Compensation Committee On Executive
   Compensation..............................................................10
Employment Contracts, Termination Of Employment
   And Change In Control Arrangements........................................11
Executive Compensation.......................................................11
Summary Compensation Table...................................................12
Option/Sar Grants In Last Fiscal Year........................................13
Aggregated Option/Sar Exercises In Last Fiscal Year..........................13
And Fiscal Year-End Option/Sar Values........................................13
Certain Relationships And Related Transactions...............................13
Proposal 2 -Authorization To Change The Company's Name.......................13
Report Of The Audit Committee................................................14
Proposal 3 -Ratification Of Selection Of Independent Auditor.................15
   Fees Paid To Arthur Andersen Llp..........................................15
Shareholder Proposals........................................................16
Annual And Quarterly Reports To Shareholders.................................16
Other Matters................................................................17
   Compliance with Section 16(a) of the Exchange Act.........................17

VOTING

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Our shareholders may submit their votes by mail, using the enclosed proxy card. We encourage our shareholders to vote using that method whenever possible. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted by mail will be superseded by the vote that you cast at the annual meeting.

                                     [LOGO]

                         Mikron Instrument Company, Inc.
                                16 Thornton Road
                            Oakland, New Jersey 07436

                                ---------------

                                 PROXY STATEMENT

         The enclosed proxy is solicited by Mikron's Board of Directors for the Annual Shareholders' Meeting to be held at Mikron's offices, 16 Thornton Drive, Oakland, New Jersey, on [ ]day, June [ ], 2002, at 11:00 a.m. Eastern Time, and at any postponement or adjournment of the meeting, for the purposes set forth in "Notice of Annual Shareholders' Meeting" on page 1.

Record Date; Share Ownership and Voting Requirements for Election of Directors and Adoption of Proposals

         Only shareholders of record on the books of the company at the close of business on May [ ], 2002 will be entitled to vote at the annual meeting. Presence in person or by proxy of a majority of the shares of common stock outstanding on the record date is required for a quorum. If you held your shares on that date, you may vote your shares at the meeting either in person or by your duly authorized proxy. As of the close of business on May [ ], 2002, the company had 4,288,200 outstanding shares of common stock. Copies of this proxy statement were first available to shareholders on May [ ], 2002.

         Our common stock is our only class of voting securities. Each share of Mikron common stock outstanding on the record date will be entitled to one vote on all matters. To be elected, a director must receive a plurality of the votes cast at the annual meeting by the holders of the outstanding shares of our common stock entitled to vote. The term "votes cast" means the sum of all shares voted in favor and against a proposal, but excluding any votes to abstain. The affirmative vote of a majority of the votes cast at the annual meeting by the holders of the outstanding shares of our common stock entitled to vote is required to authorize the proposed change of the company's name and to ratify the selection of the company's auditor for fiscal 2002. For the purpose of determining whether matters other than the election of directors have been approved by the shareholders, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether that matter has been approved by shareholders, but they are counted as present for purposes of determining the existence of a quorum at the annual meeting.

Submitting and Revoking Your Proxy

         If you complete and submit your proxy (see "Voting" on page 2), the shares represented by your proxy will be voted at the annual meeting in accordance with your instructions. If you submit a proxy by mail, but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted as follows:

         o FOR the election of the nominees for director set forth in "Proposal 1: Election of Directors" on page 4;

         o FOR adoption of the proposal to change the company's name to Mikron Infrared, Inc. set forth in "Proposal 2: Authorization to Change the Company's Name" on page 13; and

         o FOR ratification of the appointment of BDO Seidman LLP as the company's independent auditor for 2002 set forth in "Proposal 3:
              Ratification of Selection of Auditors" on page 15.

         In addition, if other matters come before the annual meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. The company has not received notice of other matters that may properly be presented at the annual meeting. You may revoke your proxy at any time prior to the start of the annual meeting by: (1) submitting a later-dated vote, in person at the annual meeting or by mail (see "Voting" on page 2), or (2) delivering instructions to the Secretary of the company at 16 Thornton Road, Oakland, New Jersey 07436.

PROPOSAL 1: ELECTION OF DIRECTORS

Unless otherwise marked, all proxies received will be voted FOR the election of each nominee named in this section. Each current director has been nominated for reelection. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the proxies may be voted either (i) for a substitute nominee designated by the present Board of Directors to fill the vacancy or (ii) for the balance of the nominees, leaving a vacancy. Alternatively, the Board of Directors may reduce the size of the Board. The Board of Directors has no reason to believe that any of the following nominees will be unwilling or unable to serve if elected as a director. Such persons have been nominated to serve until the next annual shareholders' meeting following the 2002 annual meeting or until their successors, if any, are elected or appointed. Set forth in this section are the names and biographical information for each of the nominees. The Board of Directors recommends a vote "FOR" the election of each of the following nominees.

Lawrence C. Karlson                          Mr. Karlson, since his retirement
58 years old                                 in 1993 as Chairman and a director
Director since 2000                          of Spectra-Physics AB, provided
Chairman of the Board of the                 consulting services to a variety of
Company                                      businesses and has acted as a
                                             private investor in both seasoned
                                             and development stage companies. In
                                             1983 Mr. Karlson formed Nobel
                                             Electronics, an autonomous business
                                             unit of AB Bofors, which
                                             manufactured
                                             instrumentation for the polymer
                                             processing and weighing and force
                                             measurement and position control
                                             industries. Nobel Electronics
                                             merged with Pharos AB, a company
                                             traded on the Stockholm Stock
                                             Exchange, of which Mr. Karlson
                                             became President and Chief
                                             Executive Officer. As a result of
                                             certain consolidation transactions,
                                             Mr. Karlson became Chairman and a
                                             director of Spectra AB in 1990,
                                             whose business focused on niche
                                             oriented, high technology companies
                                             specializing in lasers,
                                             opto-electronic instruments and
                                             microwave transmission. Aggregate
                                             sales for the Spectra-Physics AB
                                             group of companies exceeded $685
                                             million in 1990. Prior to forming
                                             Nobel Electronics, Mr. Karlson held
                                             various positions with Fisher &
                                             Porter Company commencing in 1965
                                             and was appointed President in
                                             1981. Mr. Karlson received a Master
                                             degree in Business Administration
                                             from the Wharton School at the
                                             University of Pennsylvania.

Gerald D. Posner                             Mr. Posner has served as a
53 years old                                 director, and as President of our
Director since 1999                          company since May 1999. He is the
President and Chief Executive Officer        former President and a major
of the Company                               shareholder of Electronic
                                             Measurements, Inc., a New Jersey
                                             based manufacturer of power
                                             supplies. Under Mr. Posner's
                                             leadership, a successful LBO
                                             creating significant investor
                                             appreciation was completed in 1998,
                                             resulting in the sale of Electronic
                                             Measurements, Inc to Siebe, plc.
                                             Prior to his involvement at
                                             Electronic Measurements, Mr. Posner
                                             was President of Eurotherm plc's
                                             temperature instrumentation
                                             subsidiary in the U.S. Mr. Posner
                                             holds a B.S.E.E. degree from Cooper
                                             Union and a Master degree in
                                             Business Administration from Clark
                                             University.

Dennis Stoneman                              Mr. Stoneman joined us as a
68 years old                                 director and as a Vice President in
Director since 1999                          May 1999. He spent the 14 year
Executive Vice President of                  period prior to joining us working
the Company                                  in various capacities for several
                                             U.S. and overseas subsidiaries of
                                             Eurotherm plc. Between 1996 until
                                             his retirement at the end of 1998,
                                             Mr. Stoneman served as Eurotherm's
                                             Director of Business Development,
                                             primarily concerning himself with
                                             the acquisition of companies in the
                                             field of instrumentation, controls,
                                             solid state relays, AC and DC
                                             variable speed motor controls.
                                             Between 1993 and 1996, Mr. Stoneman
                                             was President of Eurotherm
                                             Instrumentation and Controls
                                             world-wide where he was in charge
                                             of five manufacturing, three
                                             research and development, and seven
                                             sales operations generating $125
                                             million annually.







Keikhosrow Irani                             Mr. Irani is the Company's
                                             co-founder and has served as one

65 years old                                 of its directors since the Company
Director since 1969                          was organized in 1969. On August
Chief Technical Officer of the               31, 1995 he became President and
Company                                      Chief Executive Officer. On May 17,
                                             1999 he vacated his position as
                                             President, and became Chief
                                             Technical Officer. Mr. Irani holds
                                             the degree of Master of Science in
                                             Electrical Engineering from the
                                             University of Missouri and is
                                             listed as inventor on patents in
                                             infrared thermometery.

William J. Eckenrode                         Mr. Eckenrode retired in 1998 as
66 years old                                 Vice President of Finance and
Director since 2000                          Administration of Berwind Group, a
                                             position he held during the 16 year
                                             period that preceded his
                                             retirement. Berwind Group is a
                                             privately owned investment
                                             management company with revenues in
                                             excess of one billion dollars. It
                                             operates businesses in the
                                             industrial, pharmaceutical and real
                                             estate sectors. Prior to joining
                                             Berwind, Mr. Eckenrode held various
                                             management positions with Allis
                                             Chalmers Manufacturing Company, U.
                                             S. Steel Corp, United Aircraft
                                             Corp, SPS Technologies Inc., ITE
                                             Imperial Corp., and the Fisher and
                                             Porter Company. Mr. Eckenrode holds
                                             a Bachelor of Science degree in
                                             Economics from Villanova
                                             University.

Henry M. Rowan                               Mr. Rowan founded (1954) and is
77 years old                                 currently the President of
Director since 2000                          Inductotherm Industries, located in
President of Inductotherm                    Rancocas, New Jersey. Inductotherm
Industries                                   is a leader in the design and
                                             manufacture of equipment for
                                             induction melting, heat treating
                                             and welding and is comprised of 100
                                             companies pursuing 50 different
                                             technologies with customers in 83
                                             countries. Mr. Rowan holds a
                                             Bachelor of Science in Electrical
                                             Engineering degree from the
                                             Massachusetts Institute of
                                             Technology.

         Except as noted, each nominee has been engaged in the principal occupation described during the past five years. There are no family relationships among any directors or executive officers of the company. Stock ownership information is shown under the heading "Security Ownership of Certain Beneficial Owners and Management" on page 7 and is based upon information furnished by the respective individuals.

BOARD COMMITTEES AND MEETINGS

         The Board of Directors currently has standing Audit and Compensation Committees. The Audit Committee has a written charter approved by the Board. The members of the committees are, as follows:

         Audit:            Messrs. Eckenrode (Chair) and Karlson
         Compensation:     Messrs. Rowan (Chair) and Karlson

         The Audit Committee assists the Board of Directors in its general oversight of the company's financial reporting, internal controls and audit functions. During fiscal 2001, the Audit Committee held two meetings. For further information, see "Report of the Audit Committee" on page 14.

         The Compensation Committee administers the company's incentive stock ownership plan, including the review and grant of stock options to officers and other employees under that plan. The Compensation Committee also reviews and approves various other company compensation policies and matters, and reviews and approves salaries and other matters relating to compensation of the executive officers of the company. The Compensation Committee held one meeting during fiscal 2001. For further information, see "Report of the Compensation Committee on Executive Compensation" on page 10.

         The Board of Directors held four meetings during fiscal 2001. Each director is expected to attend each meeting of the Board and the committees on which he serves. In addition to meetings, the Board and its committees review and act upon matters through written consent procedures. No director attended less than 75% of all the meetings of the Board and the committees on which he served in fiscal 2001.

DIRECTORS' COMPENSATION

         The company has not paid and does not presently propose to pay cash compensation to any director for acting in such capacity, except for reimbursement for reasonable expenses in attending Board and Board Committee meetings.

         The company grants stock options under its Omnibus Incentive Stock Ownership Plan to non-employee directors, but did not grant any options to any of its directors during fiscal 2001.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

         Set forth below is information concerning the common stock ownership as of May [ ], 2002 by (i) each person who we know owns beneficially 5% or more of our outstanding common stock, (ii) each director, and (iii) all of our directors and officers as a group:

                                                        Amount and Nature                Percentage of
Name and Address of                                       of Beneficial                   Outstanding
Beneficial Owner (1)                                      Ownership (1)                 Shares Owned (2)
--------------------                                      -------------                 ----------------
Steven N. Bronson (3)                                      708,917 (4)                      16.5%

Gerald D. Posner                                           376,190 (5)                       8.7%

Dennis Stoneman                                            209,524 (5)                       4.8%

Keikhosrow Irani                                           625,984                          14.6%

William J. Eckenrode (6)                                    30,000 (7)                         --

Henry M. Rowan (8)                                          25,000 (7)                         --

Lawrence C. Karlson (9)                                    102,000 (10)                      2.4%

Chori Co., Ltd. (11)                                       350,000                           8.2%

All Officers and Directors as a Group
(7 persons)                                              1,373,698 (12)                     30.8%

(1) All shares are owned beneficially and of record unless indicated otherwise. Unless otherwise noted, the address of each shareholder is c/o the company, 16 Thornton Road, Oakland, New Jersey.

(2)      Based upon 4,288,200 shares issued and outstanding.

(3) Mr. Bronson's address is c/o Catalyst Financial LLC., 10 South Street, Suite 202, Ridgefield, CT.

(4) Includes 100,000 shares of common stock issuable pursuant to warrants held by Catalyst Financial LLC., a limited liability company owned and controlled by Mr. Bronson through which he is deemed to possess the power to vote and dispose of such shares. All of such warrants may be exercised within 60 days of the date of this proxy statement. See "Certain Relationships and Related Transactions."

(5) Includes 42,857 shares of common stock issuable pursuant to options containing vesting conditions and performance targets which were satisfied at the end of fiscal year 2000, but does not include 128,571 shares of common stock issuable pursuant to the same options, as to which the applicable vesting conditions and performance targets have not yet been satisfied. See "Employment Contracts, Termination Of Employment And Change In Control Arrangements."

(6)      Mr. Eckenrode's address is 575 Gramercy Lane, Downington, Pennsylvania.

(7) Includes 25,000 shares of common stock issuable pursuant to options which may be exercised within 60 days of the date of this proxy statement. See, "Executive Compensation -- Compensation of Directors."

(8)      Mr. Rowan's address is 10 Indel Avenue, Rancocas, New Jersey.

(9) Mr. Karlson's address is 2401 Casas de Marbella Drive, Palm Beach Gardens, Florida.

(10) Includes 35,000 shares of common stock issuable pursuant to options which may be exercised within 60 days of the date of this proxy statement. See, "Executive Compensation -- Compensation of Directors."

(11) The address of this shareholder is 4-7 Kawaramachi, 2-chome, Chuo-ku, Osaka 541, Japan.

(12) Includes the shares issuable within 60 days of this proxy statement upon exercise of the options held by Messrs. Posner, Stoneman, Eckenrode, Karlson, Rowan and one executive who is not a Named Executive (as that term is defined at "Executive Compensation" on page 11.

STOCK PRICE PERFORMANCE GRAPH

         The performance graph which follows compares the cumulative total shareholder returns on Mikron common stock for the five-year period ended October 31, 2001 with the S&P 500 Index and a peer group index of 24 companies (including the company) who, according to their respective standard industrial codes, are engaged in similar lines of business to the one in which the company is engaged. The graph assumes that the value of our common stock and the value of each Index was $100 on October 31, 1996. This data was furnished by Standard & Poor's Compustat Services, Inc.

                          TOTAL SHAREHOLDER RETURNS;

                             [PERFORMANCE GRAPH]

                                                                Years Ended October 31,
                                             ------------------------------------------------------------------------
                                             Base Period
                                                 1996           1997        1998        1999        2000       2001
                                                 ----           ----        ----        ----        ----       ----
Mikron Instrument Co., Inc.                      100            60.87       21.74       34.78       69.57       91.48
S&P 500 Index                                    100           132.11      161.17      202.54      214.87      161.36
Peer Group                                       100           148.70      155.67      210.72      259.57      206.87




REPORT OF THE COMPENSATION
COMMITTEE ON EXECUTIVE COMPENSATION

         During Fiscal 1999, the Board established a Compensation Committee to administer Mikron's Omnibus Stock Incentive Plan (the "Plan") and to develop executive compensation policies and practices which coincide with and enhance Mikron's business plans and strategies. During Fiscal 2001, the Board re-appointed the undersigned as members of that Committee.

         The company's general compensation philosophy is that total cash compensation should vary with the performance of the company in attaining financial and non-financial objectives and that any long-term incentive compensation should be closely aligned with the interests of the shareholders.

         The employment agreements which Mikron executed with Messrs. Posner and Stoneman provided for sizable grants of options under the Plan which were designed to motivate these key executives to propel Mikron to generate much higher levels of revenues and earnings through growth and expansion. Those options, as amended during fiscal 2000, entitle each of Messrs. Posner and Stoneman to purchase 171,428 shares of common stock at $1.00 per share, and will absolutely vest on May 15, 2003. However, the vesting of each of those options will accelerate at the rate of 42,857 shares per year during each fiscal year in which performance targets established annually by this committee are achieved. The performance targets that this

Committee established for fiscal 2000 were achieved. For fiscal 2001, the target we established was pre-tax profit of at least $1,416,000. That target was not achieved. Accordingly, notwithstanding the fact that the company achieved substantial financial success during fiscal 2001, the tranches of shares that were eligible for accelerated vesting under Messrs. Posner's and Stoneman's options will not vest until May 2003.

         Mikron's employment agreements with Messrs. Posner, Stoneman and Irani contain provisions which would permit this Committee to award cash bonuses to those executives when circumstances warrant such action. We decided not to award cash bonuses to any of those executives with regard to the fiscal year ended in October 2001. We will review the results that Mikron achieves and the performance of each of those executives after the close of the current and future fiscal years. A determination will then be made as to whether and to what extent any bonuses should be awarded.

Henry M. Rowan, Chairman
Lawrence C. Karlson

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

         In December 1996, Keikhosrow Irani, who was then our President, entered into a five-year employment agreement with us. Pursuant to this agreement, Mr. Irani received base compensation of $130,000 in 1998 and $135,000 in 1999. In accordance with that agreement he also received base salaries of $140,000 in 2000 and $150,000 in 2001. Mr. Irani exercised a two-year renewal option contained in that agreement. He is entitled to receive a base salary of $150,000 during each of those two-year periods. The agreement also provides Mr. Irani with use of an automobile and for disability income equal to his base salary for up to six months of disability. In the event of disability lasting beyond six months or in the event of death of Mr. Irani, the agreement requires a payment of 50% of the total amount of his last three years' salary over a term of three years. The agreement also obligates us to provide disability and life insurance to Mr. Irani.

         In May 1999, Gerald D. Posner and Dennis Stoneman, our President and Executive Vice President, respectively, entered into four year employment agreements with us which provide for the payment of annual salaries of $200,000 and $100,000, respectively, subject to such merit increases, in each case, as our Board, or the Board's Compensation Committee, shall determine to grant. In accordance with those agreements, each of Messrs. Posner and Stoneman was granted options under the Plan to purchase 171,428 shares of common stock at an exercise price of $1.00 per share.

EXECUTIVE COMPENSATION

         Between August 1998 and May 16, 1999, Steven N. Bronson served as our Chief Executive Officer. However, he did not receive any compensation from us for serving in that capacity. Commencing on May 17, 1999, Gerald D. Posner began serving as our President and Chief Executive Officer. The following table sets forth certain information regarding the compensation we paid during each of our last three fiscal years to our Chief Executive Officer and to each of our other executive officers who received salary and bonus payments in excess of $100,000 during those years (collectively, the "Named Executives"). We did not pay any compensation that would qualify as payouts pursuant to long-term incentive plans ("LTIP Payouts"), or "All Other Compensation" and we did not issue any SARs during that period of time.

SUMMARY COMPENSATION TABLE

                                                                                            Long Term Compensation
                                                         Annual Compensation                        Awards
                                         -------------------------------------------      -------------------------
                                                                                          Restricted    Securities
Name and Principal                                                   Other Annual         Stock         Underlying
Position                       Year      Salary ($)   Bonus ($)     Compensation ($)      Awards ($)    Options (#)
                               ----      ----------   ---------     ----------------      ----------    -----------
Gerald D. Posner, CEO          2001       $208,000                                                         -(1)
Gerald D. Posner, CEO          2000       $200,000                                                         -(1)
Gerald D. Posner, CEO          1999(2)    $ 84,615                                                         -(1)
Keikhosrow Irani, CTO          2001       $148,462                    $11,000
Keikhosrow Irani, CTO          2000       $139,167                    $11,000 (3)
Keikhosrow Irani, CTO          1999       $134,167                    $11,000 (3)
Dennis Stoneman, VP            2001       $120,000                    $ 6,000 (4)                          -(1)
Dennis Stoneman, VP            2000       $103,846                    $ 6,000 (4)                          -(1)


----------
(1) Does not include 42,857 shares of common stock issuable pursuant to options containing vesting conditions and performance targets which were satisfied at the end of fiscal year 2000, and 128,571 shares of common stock issuable pursuant to the same options, as to which the applicable vesting conditions and performance targets have not yet been satisfied. See "Employment Contracts, Termination Of Employment And Change In Control Arrangements."

(2)      May 17, 1999 - October 31, 1999.

(3) Mr. Irani has Company paid life insurance and incidental personal use of a Company-leased automobile. See, "Certain Relationships and Related Transactions."

(4)      Mr. Stoneman receives a car allowance of $500.00 per month.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The Company did not grant any options or SARs to any of the Named Executive Officers during the fiscal year ended October 31, 2001.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

         None of the Named Executive Officers exercised any options during the fiscal year ended October 31, 2001.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On May 3, 2002, our three-year financial consulting services agreement with Catalyst Financial, LLC. ("Catalyst"), a licensed brokerage and investment banking firm solely owned and controlled by Steven N. Bronson, expired. When we entered into that agreement, Mr. Bronson was the Chairman of our Board and our Chief Executive Officer. Catalyst's basic compensation under that agreement included a payment of $5,000 per month during the term of the agreement and a five year warrant entitling it to purchase 100,000 shares of common stock at an exercise price of $1.00 per share. Fees paid during fiscal 2001 and 2000 related to these services were $60,000 for each year.

         We purchase certain of the products we sell from Chori and Chori-America. Chori is an owner of more than five percent (5%) of our common stock. During fiscal 2001, we purchased approximately $1,920,000 of products from or through Chori, and paid Chori and Chori-America approximately $68,000 representing commissions paid at the rate of 5% of sales to those companies in their respective capacities as international sales representatives for all of our products.

         Since August 1992, we have provided $500,000 of life insurance for Mr. Irani.

PROPOSAL 2 - AUTHORIZATION TO CHANGE THE COMPANY'S NAME

         Our board of directors has proposed amending article FIRST of our certificate of incorporation to change our name from "Mikron Instrument Company, Inc." to "Mikron Infrared, Inc." Until a few years ago, our product offerings mainly consisted of our single point infrared temperature measurement instruments and our black body thermal reference calibration sources. Over the past two fiscal years, our offerings of systems that translate infrared radiation into thermal images have been responsible for a material shift in the mix of products that our customers purchase from us and a significant increase in our annual revenues. In order to more accurately reflect the nature of our business as a provider of a broad range of infrared temperature measurement products and systems, we are asking our shareholders to authorize the amendment to our certificate of incorporation to effect the name change discussed above by adopting the following resolutions:

                  IT IS RESOLVED, that Article FIRST of the Corporation's certificate of incorporation is hereby amended in its entirety to read, as follows:

                  "FIRST: The name of the corporation is Mikron Infrared, Inc."

         The Board of Directors recommends a vote "FOR" the proposal to change the company's name. The affirmative vote of the holders of a majority of the votes cast at the meeting is required for approval of the name change and the proposed amendment to our certificate of incorporation.

REPORT OF THE AUDIT COMMITTEE

         The operations of this Committee are governed by a written charter. Only independent directors, as that term is defined by the Marketplace Rules of The Nasdaq Stock Market, may serve as members of this Committee.

         The primary function of this Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing:

         o the financial reports and other financial information provided by Mikron to any governmental body or the public,

         o Mikron's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and

         o Mikron's auditing, accounting and financial reporting processes generally.

         This Committee performs its oversight regarding Mikron's financial reporting obligations by engaging in dialogs with management and with Arthur Andersen LLP, Mikron's independent auditing firm during the fiscal year ended October 31, 2001. The discussions in which we engage pertain to issues germane to the preparation of Mikron's quarterly and annual financial statements, and the conduct and completion of the audit of Mikron's annual financial statements.

         This Committee has reviewed and discussed Mikron's consolidated annual financial statements with management and with representatives of Arthur Andersen LLP. We also discussed with representatives of that accounting firm the matters required to be discussed with Mikron's independent auditors pursuant to Statement of Accounting Standards No. 61, as amended, "Communication with Audit Committees."

         Arthur Andersen LLP also provided to this Committee the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and we discussed the question of Arthur Andersen LLP's independence with representatives of that firm.

         After we completed our discussions with management and with Arthur Andersen LLP, this Committee recommended that the Board of Directors include the audited consolidated financial statements in Mikron's annual report of Form 10-KSB for the year ended October 31, 2001.

         William J. Eckenrode (Chairman)
         Lawrence C. Karlson

PROPOSAL 3 -RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

         At the Annual Meeting, our shareholders will be asked to ratify the Board's appointment of BDO Seidman LLP ("Seidman") as our independent auditors for the fiscal year ending October 31, 2002. It is not expected that a representative of Seidman will be present at the meeting.

         We engaged the services of Seidman effective on February 11, 2002 (the "Effective Date") for the purposes of auditing our financial statements for the year ending October 31, 2002. As a result of the engagement of Seidman, the services of Arthur Andersen LLP ("Andersen") as auditor of our financial statements were terminated as of the Effective Date. The change in auditors was approved by our Audit Committee as a result of the Committee's concerns that our expenditures for auditing and other accounting services had been escalating to an undesirable level, and that our accounting needs could be better served by a firm that places greater emphasis on companies of our size.

         The reports issued by Andersen with respect to its audits of our financial statements for the fiscal years ended October 31, 2000 and 2001 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

         During our fiscal years ended October 31, 2000 and 2001, the three month interim periods which ended on January 31, 2002 and the interim period which commenced on February 1, 2002 and which ended on the date of dismissal of Andersen, there were no disagreements with Andersen on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Andersen would have caused Andersen to make reference thereto in any report issued or to be issued by it in connection with its audit of our financial statements.

Fees Paid to Arthur Andersen LLP

         Audit Fees (1).................................................. $73,333
         Financial Information Systems Design and Implementation Fees....       0
         All Other Fees (2)..............................................  18,000
                                                                          -------
         Total........................................................... $91,333
                                                                          =======

----------
(1) Audit services of Arthur Andersen LLP for fiscal 2001 consisted of the examination of our consolidated financial statements and quarterly review of our financial statements and filings on SEC form 10-QSB.

(2)      "All Other Fees" includes income tax services.

         Assuming a quorum consisting of a majority of all of the outstanding shares of common stock is present, in person or by proxy, at the meeting, the affirmative vote of the holders of a majority of the stock present, in person or by proxy, at the meeting is required to ratify the Board's selection of our independent auditors for the current fiscal year.

         The Board of Directors unanimously recommends a vote FOR approval of Proposal No. 3 and proxies solicited by the Board of Directors will be so voted unless shareholders specify on their proxy card a contrary choice.

                              SHAREHOLDER PROPOSALS

         Shareholders who wish to present proposals for action at the 2003 Annual Meeting of Shareholders should submit their proposals in writing to our Corporate Secretary at our address set forth on the first page of this proxy statement. It is anticipated that the 2003 Annual Meeting will be held in or about April, 2003. Accordingly, proposals must be received by the Secretary on or before January 2, 2003 in order to be considered for inclusion in next year's proxy materials.

                  ANNUAL AND QUARTERLY REPORTS TO SHAREHOLDERS

         Our Annual Report to Shareholders consisting of a letter from our Chief Executive Officer, our Annual Report on Form 10-KSB for the year ended October 31, 2001, including audited financial statements and our quarterly report on Form 10-QSB for the quarter ended January 31, 2002 have been mailed to the shareholders concurrently herewith, but such reports are not incorporated in this Proxy Statement and are not deemed to be part of the proxy solicitation material.

                                  OTHER MATTERS

Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons. Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all of those filing requirements were complied with by our executive officers and directors during fiscal 2000.

         The Board of Directors does not know of any other matters that are to be presented for action at the meeting. If any other matters are properly brought before the meeting or any adjournments thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their best judgment.

                                     By order of the Board of Directors

                                     Steven D. Dreyer, Secretary

May [  ], 2002
Oakland, New Jersey

                                 [Form of Proxy]

                         MIKRON INSTRUMENT COMPANY, INC.
      This Proxy is Solicited on Behalf of the Board of Directors of Mikron
                            Instrument Company, Inc.

The undersigned holder of the $.003 par value common stock (the "Common Shares") of Mikron Instrument Company, Inc. (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of the Company and Proxy Statement attached thereto, all relating to the Company's Annual Meeting of Shareholders (the "Annual Meeting"), and does appoint Gerald D. Posner, Dennis Stoneman and Keikhosrow Irani, and each of them, the true and lawful attorney or attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to vote as proxies for the undersigned according to the number of Common Shares the undersigned would be entitled to vote if then personally present at the Annual Meeting to be held at the offices of the Company located at 16 Thornton Road, Oakland, N.J., on [ ]day, June [ ], 2002, at 11:00 A.M., or at any adjournment or adjournments thereof (the "Meeting"), and thereat to vote all Common Shares of the Company held by the undersigned and entitled to be voted thereat upon the following matters:

1. To elect as Directors to serve until the Annual Meeting to be held in 2003, the Nominees listed below:

         Lawrence C. Karlson (Chairman), Henry M. Rowan, William J. Eckenrode, Gerald D. Posner, Dennis Stoneman and Keikhosrow Irani

         FOR all the foregoing Nominees_________________
         WITHHOLD AUTHORITY to vote for the foregoing Nominees_________________

         NOTE: To withhold authority to vote for any individual nominee, strike a line through that nominee's name. Unless authority to vote for all of the foregoing nominees is withheld, this Proxy will be deemed to confer authority to vote for every nominee whose name is not struck.

2.       To authorize the change of the Company's name to Mikron Infrared, Inc.

         FOR__________   AGAINST__________   ABSTAIN__________

3. To ratify the appointment of BDD Seidman LLP as the Company's independent auditors for the fiscal year ending October 31, 2002.

         FOR__________   AGAINST__________   ABSTAIN__________

3. To transact such other business as may properly come before the meeting.

         FOR__________   AGAINST__________   ABSTAIN__________

This Proxy confers authority to vote "FOR" each of propositions 1, 2 and 3, listed above unless otherwise indicated. If any other business is transacted at said meeting, this proxy shall be voted in accordance with the best judgment of the proxies. The Board of Directors recommends a vote of "FOR" for each of the listed propositions. This proxy is solicited on behalf of the Board of Directors of Mikron Instrument Company, Inc. and may be revoked prior to its exercise.

NOTE: Signature(s) should follow exactly the name(s) on the stock certificate. Executor, administrator, trustee or guardian should sign as such. If more than one trustee, all should sign. ALL JOINT OWNERS MUST SIGN.

Dated:___________________
Signature of Shareholder________________________________
Signature of Shareholder________________________________

         The cost of solicitation of proxies from our shareholders will be borne by us. We may also agree to pay banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy material to their principals.

                                                                               2